Exhibit 99.3
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                        INSTRUCTIONS BY BENEFICIAL OWNERS
                          TO BROKERS OR OTHER NOMINEES
    (accompanying letter from brokers or other nominees to beneficial owners)

         The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of warrants (the "Warrants") to purchase shares of Class A Common Stock, $.015 par value (the "Class A Common Stock"), of The Morgan Group, Inc. (the "Company").

         This will instruct you regarding exercising Warrants to purchase the Class A Common Stock, which were distributed with respect to each share of the Company's Class A Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus dated _____________, 2001.

         Please exercise Warrants for shares of the Class A Common Stock as set forth below:


               NUMBER OF               WARRANT
              WARRANTS TO              EXERCISE
              BE EXERCISED*             PRICE                   PAYMENT
             ---------------         -------------             ---------

             _______________    X      $9.00**       =     $________________

* YOU MAY PURCHASE ONE (1) SHARE OF CLASS A COMMON STOCK FOR EACH WARRANT YOU HOLD. **THE WARRANT EXERCISE PRICE WILL BE REDUCED TO $6.00 DURING A PERIOD OF AT LEAST 30 DAYS. PLEASE SEE THE PROSPECTUS DATED __________, 2001 FOR FURTHER DETAILS.


Signature(s) of Beneficial Owner(s): _________________________ Date: ___________

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(Please  sign  exactly as your name  appears on the  enclosed  materials.  Joint owners should each sign personally. Where applicable, please indicate your official position or representative capacity.)